Exhibit 5.1

February 26, 2021

Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057

Re:	Tabula Rasa HealthCare, Inc. Registration Statement on Form S-8 Filed on February 26, 2021

Ladies and Gentlemen:

We have acted as counsel to Tabula Rasa HealthCare, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the offer and sale of 1,200,244 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), which may be issued under the Company’s 2016 Omnibus Incentive Compensation Plan (the “Plan”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the Plan, and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof that the Shares have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the Plan, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the Federal laws of the United States and the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius llp

1701 Market Street
Philadelphia, PA 19103-2921	+1.215.963.5000
United States	+1.215.963.5001